Exhibit 5.1

October 22, 2025

Hyperliquid Strategies Inc

477 Madison Avenue

22nd Floor

New York, NY 10022

Re:	Hyperliquid Strategies Inc
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”), including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by Chardan Capital Markets LLC (the “Selling Stockholder”) of up to 160,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which the Company may elect, in its sole discretion, to issue and sell to the Selling Stockholder, from time to time after the effective date of the Registration Statement, pursuant to and subject to the satisfaction of the conditions contained in that certain ChEF Purchase Agreement, dated as of October 22, 2025, between the Company and the Selling Stockholder (the “Purchase Agreement”).

In connection with rendering the opinion set forth below, (i) we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates, and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below, (ii) we have assumed, without any independent investigation or verification of any kind, that each individual executing any of the documents, whether on behalf of such individual or another person, is legally competent to do so, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies, (iii) we have assumed that before the Shares are issued, the Company will have amended and restated its certificate of incorporation in the form attached as Annex B to the Prospectus and (iv) we have assumed that before the Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when and if issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP